IBC Bonus Agreement

InnSuites Hospitality Trust (the “Company” or “IHT”) has approved the payment of bonuses (“IBC Bonuses”) to Pamela Barnhill, Adam Remis, and Marc Berg in connection with the consummation of a liquidity event for IBC, a division of IHT. This Agreement sets forth the terms and conditions of the IBC Bonuses for Barnhill, Remis and Berg (collectively “Executives”), including the requirements that Executives must meet to receive their IBC Bonus.

Recitals

1.	Certain Executives have assisted in creating and developing IBC, a division of IHT.

2.	Certain Executives have increased the initial value of IBC from $3,000,000 (“Starting Value”) to its current business value of $10,350,000 as determined by the “IBC Online” business valuation prepared by Business Valuation Center, Inc. as of December 31, 2016 (the “2016 Valuation”).

3.	IHT desires a partial or full sale of IBC to a third party, an infusion of capital, or a liquidity event involving substantially all the stock and/or assets of IBC on or before January 31, 2019.

4.	IHT desires to recognize Barnhill’s, Berg’s and Remis’ contributions to IBC’s development and success through agreed upon IBC Bonus eligibility as set forth herein.

5.	On January 24, 2017, the IHT Compensation Committee recommended to the IHT Board of Trustees and the Board adopted a Board Resolution agreeing to the basic terms of this Agreement.

Agreement

NOW, THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1.	The above Recitals are incorporated herein by this reference.

2.	Eligibility:

a.	Subject to the terms of this Agreement, Executives will be entitled to receive IBC Bonuses if Executives (i) remain in the continuous employ of the Company until the date of consummation of a sale, capital infusion and/or liquidity event (“Closing Date”) and (ii) such sale, capital infusion and/or liquidity event occurs prior to the IBC Bonus Program Termination Date of January 31, 2019. If Executive’s employment with Company terminates without cause prior to the IBC Closing Date and/or a sale or liquidity event does not occur before the IBC Bonus Program Termination Date, Executive will not be entitled to receive an IBC Bonus, this Agreement shall immediately terminate and the Company shall have no liability to Executives hereunder.

i.	“Termination Without Cause” means termination by the Company other than because of:

1.	willful refusal by you to follow lawful directives of the President the Company or the Board which are consistent with the scope and nature of your duties and responsibilities; if an isolated, insubstantial or inadvertent action or failure which is remedied by you within 10 days after written notice from the President;

2.	your conviction of, or plea of guilty or nolo contendere to, a felony or of any crime involving moral turpitude, fraud or embezzlement

3.	any gross negligence or willful misconduct by you resulting in a material loss to the Company or any of its subsidiaries, or material damage to the reputation of the Company or any of its subsidiaries;

4.	any material breach by you of any one or more of the covenants contained in any proprietary interest protection, confidentiality, non-competition or non-solicitation agreement between you and the Company; or

5.	any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries.

b.	Subject to the provisions of this Agreement, Executive’s IBC Bonus shall be subject to a clawback if Executive fails to disclose any prior business dealings or relationships with the acquiring entity of IBC. This provision shall act to prevent Executives from self-dealing or undermining the value of IBC.

3.	Amount of IBC Bonus:

a.	Barnhill’s IBC Bonus will be an amount equal to 10% of the gross sale or transfer price over and above the Starting Value ($3M currently) or 10% of the capital raised. For example, if IBC sells for $10 million cash and the Starting Value remains $3 million, the increase is $7 million and Barnhill’s IBC Bonus would be $700,000 ($7M x .10).

b.	The IBC Bonuses to Remis and Berg will be based on the IBC Bonus earned by Barnhill and such IBC Bonuses will be paid by IHT, not from a reduction of Barnhill’s IBC Bonus.

i.	Remis will receive an IBC Bonus of 25% of the amount paid to Barnhill or similar amount. For example, if Barnhill’s IBC Bonus is $700,000, Remis’ IBC Bonus will be $175,000. The Compensation Committee expressly reserves the right to award Remis an amount in the range of 20% to 40% of the amount paid to Barnhill.

ii.	Berg will receive an IBC Bonus of 10% of the amount paid to Barnhill. For example, if Barnhill’s IBC Bonus is $700,000, Berg’s IBC Bonus will be $70,000.

4.	Additional IBC Bonus for Barnhill. If Barnhill procures the purchaser or investor for IBC or otherwise is a key contributor in the sale of IBC, Barnhill will receive an Additional IBC Bonus of 3% of the gross sale. Barnhill must identify in writing to James Wirth those purchasers she induces to make an offer to IBC prior to Due Diligence. For those purchasers or investors for whom Barnhill asserts she is a key contributor, Barnhill must similarly state in writing to James Wirth prior to Closing Date that she is a key contributor.

5.	Payment of IBC Bonuses.

a.	Cash transactions result in IBC Bonuses that are due and payable to Executives in a cash lump sum within 7 days of the Closing Date.

b.	IBC Bonuses shall be due and payable in stock if the sale is an exchange for stock within 14 days of the Closing Date.

c.	IBC Bonuses shall be due and payable as a combination of cash and stock in the event of a sale or liquidity event involving both cash and stock, with the configuration of such combination to be in the reasonable discretion of Barnhill (with Barnhill deciding for all Executives). The IBC Bonuses shall be made within 7 days if cash and 14-days if stock of the Closing Date.

d.	Additional IBC Bonuses are due and payable on the same terms as IBC Bonuses.

e.	Nothing in this Agreement precludes Executives from earning more than one IBC Bonus.

6.	Unfunded Status. All rights of Executives to IBC Bonuses under this Agreement are unfunded obligations of the Company. IBC Bonuses shall be paid from the general assets of the Company, and each Executive shall have the status of an unsecured general creditor of the Company.

7.	Tax Withholding. The Company may withhold from IBC Bonuses all federal, state, city or other taxes that may be required to be withheld pursuant to any law or governmental regulation or ruling. Notwithstanding any other provision of this letter agreement, the Company shall not be obligated to guarantee any particular tax result for Executives with respect to any payment provided hereunder, and Executives shall be responsible for any taxes imposed with respect to any such payment. Company will however work in good faith with Executives to limit tax liabilities to Executives.

8.	Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their respective heirs, personal representatives, successor and assigns. This Agreement, however, is not intended to confer any rights or benefits upon any person or entity other than the parties hereto and their respective heirs, personal representatives, successors and assigns.

9.	Other Benefits; No Right to Employment. No payments hereunder shall count toward, be substituted in lieu of, or be considered in determining payments or benefits due to Executives under applicable law or under any other plan, program or agreement of the Company. Nothing in this Agreement shall be deemed to give any Executive the right to remain employed by the Company or to limit, in any way, the right of the Company to terminate, or to change the terms of, an Executive’s employment at any time.

10.	Discretionary Authority. The Compensation Committee may, from time to time prior, amend or terminate this Agreement, provided that any resulting reduction in an Executive’s right to payments under a previously granted Award shall be compensated for by a replacement plan or arrangement of comparable or greater value to the affected Executive. The determination of whether a replacement agreement or arrangement is of comparable or greater value shall be made by the Compensation Committee in its sole discretion, acting in good faith and based upon the facts and circumstances existing at the time of the Committee’s determination.

11.	Mediation and Binding Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted for mediation and if needed, binding arbitration by an arbitrator the parties mutually agree upon. If the parties are unable to reach agreement on an arbitrator, the parties shall each submit three names of proposed arbitrators and draw the arbitrator by random lot.

12.	Governing Law. This Agreement shall be governed by the law of the State of Arizona.

InnSuites Hospitality Trust, Inc.

/s/ James Wirth

James Wirth

Accepted and Agreed to:	Accepted and Agreed to:	Accepted and Agreed to:

/s/ Pamela Barnhill	/s/ Adam Remis	/s/ Marc Berg
Pamela Barnhill	Adam Remis	Marc Berg